UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 11, 2012

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 11, 2012, Cypress Semiconductor Corporation (the “Company”) entered into Amendment No.5 to that certain Amended and Restated Loan and Security Agreement (the “Loan Agreement”) by and between the Company and Silicon Valley Bank (“SVB”). The Loan Agreement amends and restates the Company’s Loan and Security Agreement with SVB, originally dated March 2, 2009, and amended on March 1, 2010, March 1, 2011, February 28, 2012 and March 28, 2012. The Loan Agreement increases the available borrowing from $55,000,000 to $150,000,000. The Amendment also modifies the financial covenants by replacing the requirement to maintain a minimum tangible net worth with a requirement to maintain a maximum leverage ratio.

The obligations under the Loan Agreement are guaranteed by a domestic subsidiary of the Company and secured by a security interest in the equity interests in certain of the Company’s other domestic and foreign subsidiaries. The Company paid customary fees to the Lender in connection with the Amendment. The maturity date of the Loan Agreement, as amended, remains March 27, 2013. As of June 11, 2012, $50 million was outstanding under the Loan Agreement.

The loans under the Loan Agreement will bear interest, at the Company’s option, at the base rate (which is based on the rate reported by The Wall Street Journal as the “Prime Rate” in the United States), or an adjusted LIBOR rate (which is based on one, two or three-month interest periods) plus a spread of 2.50%. The Company will also pay an unused line fee to the Lender for unused commitments under the Loan Agreement of 0.10%. Interest is due and payable in arrears on the first day of each month.

The Loan Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company’s and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, pay dividends or make distributions, investments or acquisitions, prepay certain subordinated indebtedness, enter into certain transactions with affiliates and undergo a change of control, in each case subject to customary exceptions for a Loan Agreement of this size and type. The Company is also required to maintain compliance with a minimum adjusted quick ratio and a maximum leverage ratio.

The Loan Agreement contains customary events of default such as, among others, non-payment defaults, defaults due to the inaccuracy of representations and warranties, covenant defaults, cross defaults to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, defaults due to the unenforceability of guarantees and a default due to a change of control. The occurrence of an event of default could result in the acceleration of all outstanding obligations under the Loan Agreement. Under certain circumstances, a default interest rate will apply on all outstanding obligations during the existence of a payment event of default under the Loan Agreement at a per annum rate equal to 2.00% above the otherwise applicable interest rate.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: June 12, 2012	By:	/s/ Brad W. Buss
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration